Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following entity is the subsidiary of the registrant as of the date of the filing by the registrant of its Annual Report on Form 10-K for the fiscal year ended September 30, 2012: Vitamin Cottage Natural Food Markets, Inc. (Colorado).